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                                                                 EXHIBIT 10.11


                             MODIFICATION AGREEMENT

                 This modification agreement is dated as of February 14, 1995, and is among MEDITE CORPORATION, a Delaware corporation ("Medite"), UNITED STATES NATIONAL BANK OF OREGON ("U.S. Bank"), NATIONSBANK OF NORTH CAROLINA, N.A. ("NationsBank"), and SOCIETE GENERALE, SOUTHWEST AGENCY ("Soc Gen").

                                    Recitals

         A. On April 5, 1994, Medite issued a term loan note in the face amount of $39,585,000 and an operating line note in the face amount of $7,917,000 to U.S. Bank, a term loan note in the face amount of $18,750,000 and an operating line note in the face amount of $3,750,000 to NationsBank, and a term loan note in the face amount of $16,665,000 and an operating line note in the face amount of $3,333,000 to Soc Gen. These notes were issued pursuant to a loan agreement dated as of July 16, 1993, between Medite and U.S. Bank, an assignment and co-lender agreement dated as of April 5, 1994, among U.S. Bank, NationsBank, Soc Gen, and Medite, and a loan extension agreement dated as of September 30, 1994, among Lenders and Medite. The above-referenced loan agreement as extended and modified is referred to as the "1993 Loan Agreement." U.S. Bank, NationsBank, and Soc Gen are referred to individually as a "Lender" and collectively as the "Lenders." All capitalized terms that are not defined in this modification agreement are used as they are defined in the 1993 Loan Agreement.

         B. U.S. Bank has a 52.78% share, NationsBank has a 25% share, and Soc Gen has a 22.22% of the credit facilities provided to Medite under the 1993 Loan Agreement. The foregoing percentages are each Lender's "Prorata Share" of the "Term Loan" represented by the "Term Loan Notes" and the "Operating Line Facility" represented by the "Operating Line Notes."

         C. The principal of each Term Loan Note is divided into two parts or "tranches." Tranche A constitutes 66.667% of the original principal amount and is a non-revolving credit facility. Tranche B constitutes the remaining 33.333% of the original principal amount and is a revolving credit facility.

         D. Medite has requested that Lenders (i) permit Medite to prepay $18,000,000 of Tranche A of the Term Loan and (ii) modify the Term Loan Notes so that Medite can reborrow the $18,000,000 in accordance with the provisions governing Tranche B of the Term Loan Notes, and (iii) reduce the Interbank Rates payable by Medite under the Term Loan Notes and the Operating Line Notes.

         E. Lenders are willing to permit Medite to prepay $18,000,000 of Tranche A of the Term Loan, subject to payment of the prepayment fee hereinafter specified, to add $18,000,000 in availability under Tranche B of the Term Loan, and reduce the Interbank Rates payable
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by Medite under the Term Loan Notes and the Operating Line Notes on the terms and conditions of this modification agreement.

         F. Medite desires to declare and pay a dividend (the "Special Dividend") to its parent company, Valcor, Inc., a Delaware corporation ("Valcor"), in the form of 1,000 shares of a Series A Preferred Stock (the "Dividend Stock"), the designations, preferences, and rights of which are set forth in the attached exhibit A (the "Dividend Stock Designation").

         G. Medite and Lenders desire to amend the 1993 Loan Agreement to permit the declaration and payment of the Special Dividend and the payment of dividends on and redemption of the Dividend Stock in the manner contemplated herein and subject to the conditions set forth herein and in the Dividend Stock Designation.

                 NOW, THEREFORE, it is agreed that:

         1. Medite represents and warrants to Lenders that (a) the representations and warranties made by Medite to U.S. Bank in the 1993 Loan Agreement continue to be true and correct in all material respects as of the date hereof, (b) Medite is not in default in any material respect of its obligations under the 1993 Loan Agreement, the Term Loan Notes, or the Operating Line Notes, (c) neither the issuance (signing and delivery) nor performance of this modification agreement by Medite will violate or constitute a default under or breach of any law, regulation, rule, license, permit, order, agreement, instrument, indenture, undertaking, or similar legal or contractual duty applicable to Medite that might reasonably be anticipated to result in a material adverse change in the financial condition, business operations, or property of Medite, (d) Medite has been duly authorized by its board of directors to issue and perform this modification agreement, (e) this modification agreement has been issued by a duly authorized representative of Medite, and (f) the Term Loan Notes and the Operating Line Notes, as modified by this modification agreement, are the legally valid and binding obligations of Medite which are enforceable in accordance with their terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the rights and remedies of creditors generally and general principles of equity whether applied by a court of law or equity.

         2. Effective upon payment of a fee to each Lender equal to its Prorata Share of $63,500, Lenders grant to Medite the option of prepaying $18,000,000 of Tranche A of the Term Loan ($9,500,400 of U.S. Bank's Term Loan Note, $4,500,000 of NationsBank's Term Loan Note, and $3,999,600 of Soc Gen's Term Loan Note) on or before September 1, 1995, upon 7 days' prior written notice to Lenders and without further cost or expense except payment of the breakage charge specified in the 1993 Loan Agreement upon prepayment of an Interbank Rate Loan. Upon such prepayment, Medite will be deemed to have satisfied its obligation to make the 1995, 1996, and 1997
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annual installment payments on Tranche A of the Term Loan.

         3. Effective as of the date of such $18,000,000 prepayment:

         (a) the Availability under Tranche B of the Term Loan will be increased by $18,000,000 ($9,500,400 on tranche B of U.S. Bank's Term Loan Note, $4,500,000 on Tranche B of NationsBank's Term Loan Note, and $3,999,600 on Tranche B of Soc Gen's Term Loan Note),

         (b) the annual installment payment on Tranche B of the Term Loan due on September 1, 1995, 1996, and 1997 will be increased to (i) $6,000,000, plus
(ii) the greater of (A) $2,000,000 or (B) the amount by which (1) the product of $150 per MBF times the volume of the merchantable timber harvested from the Timberland in the preceding 12-month period (September 1 through the next following August 31) exceeds (2) $6,000,000, and

         (c) the Availability under Tranche B of the Term Loan will decrease by a total of $8,000,000 per year as of September 1, 1995, 1996, and 1997, and any borrowing thereunder will be repaid and prepaid in accordance with the terms and conditions applicable to Tranche B of the Term Loan as modified by this modification agreement, including breakage charges and the quarterly commitment fees on the daily average unused part of Tranche B.

         4. Effective as of the date when Lenders receive from Medite a compliance certificate establishing that the Leverage Ratio (as defined below) is 1.50 to 1 or less, the Applicable Margin on the Tranche A Interbank Rate and on the Tranche B Interbank Rate, on the Interbank Rate applicable to Advances under the Operating Line Notes, on the Tranche B Prime Rate, and on the Prime Rate applicable to Advances under the Operating Line Notes will be reduced by 1/2 of 1 % Per Annum (but in no event will the Applicable Margin be less than zero) and such reduction in the Applicable Margin will continue in effect as long as the Leverage Ratio is less than 1.75 to 1. If and when the consolidated Leverage Ratio becomes 1.75 to 1 or more, then the Applicable Margin automatically will be restored to the original percentages Per Annum.

         5. Section 1.01 of the 1993 Loan Agreement is hereby amended by the addition of the three new defined terms set forth below:

         "Dividend Stock" means 1,000 shares of Series A Preferred Stock of Medite to be issued as a dividend to Valcor, Inc., a Delaware corporation ("Valcor"), on or before February 28, 1995, such Dividend Stock to have the designations, preferences, and rights set forth in the Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Medite Corporation, the form of which is attached to this modification agreement.
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         "Leverage Ratio" means the ratio of indebtedness for borrowed money of
Medite and its Subsidiaries on a consolidated basis to the Tangible Net Worth of Medite and its Subsidiaries on a consolidated basis.

         "Special Dividend" means the issuance to Valcor, Inc. by Medite of the Dividend Stock, which will constitute a dividend by Medite to Valcor.

         6. The following definitions of Section 1.01 of the 1993 Loan Agreement are restated (and therefore modified) as follows:

         "Cash Flow Ratio" means the ratio, determined quarterly on a cumulative basis commencing with the quarter ending September 30, 1993, for Medite and its Domestic Subsidiaries on a consolidated basis of

         (a) the sum of the (i) net income, depreciation, depletion and amortization, deferred income taxes, non-cash pension charges or credit and other non-cash charges or credits to income, (ii) cash proceeds from the disposition of non-current Assets in an amount not to exceed the net book value of such Assets, (iii) cash proceeds from the issuance of Permitted Capital Expenditure Financing and Permitted Unsecured Financing, (iv) cash payments from Non-Domestic Subsidiaries or affiliates in the form of dividends or repayments of intercompany Debt, and (v) proceeds from the issuance of Equity Securities to (b) the sum of (i) capital expenditures or other acquisitions of non-current business Assets, (ii) required principal payments or other permanent reductions on term loans (exclusive of payments on the Operating Line Facility and prepayments of pre-existing bank indebtedness with the proceeds of the first Advance and the first Loan), (iii) equity advances and loans to Non-Domestic Subsidiaries or affiliates, and (iv) dividends or loans to affiliates (exclusive of an amount equal to the June 30, 1993, Consolidated Tangible Net Worth in excess of $30,000,000, exclusive of an amount equal to the redemption price of the Dividend Stock ($50,000,000) and exclusive of any accrual of dividends on the Dividend Stock but inclusive of any Distributions on account of the Dividend Stock).

         "Loan Agreement" means this loan agreement, as modified from time to time.

         7. Neither Sections 5.04 (e) or 5.04 (f) of the 1993 Loan Agreement will limit, prohibit, or restrict Medite's ability to declare and pay the Special Dividend or to make Distributions on account of the Dividend Stock in the manner and subject to the conditions specified in this modification agreement.

         8. Medite will not make any Distributions on account of the Dividend Stock unless and until either (i) all amounts due and payable by Medite under the 1993 Loan Agreement have been paid in full and no Lender has any commitment or other obligation to make
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a loan or extend credit to or for the account of Medite under the 1993 Loan
Agreement or (ii) the Distribution is permitted by Section 5.04(c) of the 1993 Loan Agreement and Medite will not be in violation of the financial covenants set forth in section 5.03 of the 1993 Loan Agreement after giving effect to such Distribution.

         9. Except as hereby modified, all of the terms and conditions of the 1993 Loan Agreement and the Loan Documents will continue in full force and effect. This modification agreement is one of the Loan Documents.

         10. Medite will reimburse Agent upon written request for its reasonable and necessary out-of-pocket costs and expenses in negotiating, preparing, and issuing this modification agreement.

         11. For convenience, this modification agreement may be signed in one or more counterparts, but all such counterparts constitute just one agreement.

UNITED STATES NATIONAL BANK             MEDITE CORPORATION
OF OREGON


By /s/ JANICE T. THEDE                  By  /s/ MICHAEL A. SNETZER
  _____________________________           ______________________________
  Janice T. Thede
  Vice President                          Chairman of the Board


NATIONSBANK OF NORTH                    SOCIETE GENERALE,
CAROLINA, N.A.                          SOUTHWEST AGENCY

By /s/ MICHAEL LINCOLN                  By /s/ RICHARD M. LEWIS
  _____________________________           ______________________________
  Michael Lincoln                         Richard M. Lewis
  Senior Vice President                   Vice President